Exhibit 5.1

May 19, 2010

Resaca Exploitation, Inc.

1331 Lamar, Suite 1450

Houston, Texas 77010

Re:          Resaca Exploitation, Inc.

Registration Statement on Form S-1, Registration No. 333-164551

Ladies and Gentlemen:

We have acted as counsel to Resaca Exploitation, Inc., a Texas corporation (the “Company”), in connection with the preparation of the Company’s registration statement on Form S-1, Registration No. 333-164551 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), initially filed by the Company with the Securities and Exchange Commission (the “Commission”) on January 27, 2010, as thereafter amended or supplemented.  The Registration Statement relates to the issuance by the Company of an aggregate of up to $75,000,000 in shares of common stock, par value $0.01 per share (the “Common Stock”), together with an aggregate of up to $11,250,000 in additional shares of Common Stock proposed to be sold pursuant to an over-allotment option (the “Over-allotment Option”) granted by the Company to the several underwriters (the “Underwriters”) named in Schedule I to the Underwriting Agreement (the “Underwriting Agreement”) to be entered into by and among the Company and the Underwriters (the Common Stock together with the Over-allotment Option, the “Shares”). Following the effectiveness of the Registration Statement, the Company intends to sell the Shares to the Underwriters pursuant to the Underwriting Agreement.

We have examined the originals, or photostatic or certified copies, of such records of the Company, certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below. We have relied upon such certificates of officers of the Company and of public officials and statements and information furnished by officers of the Company with respect to the accuracy of material factual matters contained therein which were not independently established by us. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies.

We are admitted to practice law in the State of Texas, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the state laws of the State of Texas and the federal laws of the United States of America.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that upon payment and delivery in accordance with the Underwriting

Agreement approved by the Pricing Committee of the Board (the “Pricing Committee”), the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.  We further consent to the reference to our firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement.  In giving this consent, we are not admitting that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Haynes and Boone, LLP

Haynes and Boone, LLP